Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Funds Series Trust I and Columbia Funds Series Trust II of our reports dated as listed in the table below, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the years ended as listed in the table below. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 25, 2020

Appendix A

Fund Name	Year Ended	Report Dated
Columbia Global Equity Value Fund	2/28/2019	4/22/2019

Columbia Global Infrastructure Fund	4/30/2019	6/21/2019

Columbia Global Energy and Natural Resources Fund	8/31/2019	10/24/2019